Exhibit 99.1

Press Release
August 8, 2008	Contact Information:

For Immediate Release	Todd A. Adams Senior Vice President and Chief Financial Officer 414.643.3000

Rexnord LLC Reports First Quarter Results for Fiscal 2009

Call scheduled for Wednesday, August 13, 2008 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – August 8, 2008

Rexnord LLC, a leading, diversified, global industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today reported summary results for the first quarter ended June 28, 2008. Throughout this release, we will refer to “core sales growth,” which is defined as growth in year-over-year sales in both existing and acquired businesses, excluding the impact of foreign currency translation. This press release also includes references to our EBITDA and Adjusted EBITDA, both of which are non-GAAP performance measures. Please see “EBITDA and Adjusted EBITDA” below for information regarding the limitations of using these measures as indicators of our operating performance. We have also included in this press release a reconciliation of EBITDA and Adjusted EBITDA to our net income.

First Quarter Highlights:

•	First quarter orders outpaced first quarter sales resulting in a $41 million, or 8%, increase in our backlog from March 31, 2008 and a $129 million, or 29%, increase compared to June 30, 2007.

•	First quarter sales increased $48 million, or 11%, over the prior year first quarter to $496 million; first quarter consolidated core sales growth was 5%.

•	Power Transmission first quarter sales increased $31 million, or 10%, over the prior year first quarter to $341 million; Power Transmission core sales growth in the first quarter was 7%

•	Water Management first quarter sales increased $17 million, or 12%, over the prior year first quarter to $156 million; Water Management core sales growth in the first quarter was 1%

•

First quarter income from operations increased $4 million, or 7%, from the prior year first quarter to $63 million, or 12.8% of sales; excluding an $8 million net gain related to the Canal Street accident recorded in the fiscal 2008 first quarter, first quarter income from operations increased $12 million, or 24%, from the prior year first quarter.

•

First quarter Adjusted EBITDA increased $9 million, or 10%, from the prior year first quarter to $96 million, or 19.3% of sales; excluding $2.5 million of out-of-period business interruption insurance proceeds recorded in the prior year first quarter due to the Canal Street accident, first quarter Adjusted EBITDA increased $11 million, or 13%, from the fiscal 2008 first quarter.

•

Power Transmission first quarter Adjusted EBITDA increased $8 million, or 14%, from the prior year first quarter to $67 million, or 19.8% of sales; excluding the out-of-period business interruption insurance proceeds discussed above, Power Transmission first quarter Adjusted EBITDA increased $11 million, or 19%, from the prior year first quarter

•	Water Management first quarter Adjusted EBITDA increased $2 million, or 7%, from the prior year first quarter to $33 million, or 21.1% of sales

•

Leverage ratio (debt to Adjusted EBITDA) was 5.2x at the end of the first quarter of 2009, compared to 5.3x at the end of fiscal year 2008; net debt (debt less cash) decreased by $9.5 million in the first quarter of 2009 from March 31, 2008; net debt leverage ratio (net debt to Adjusted EBITDA) as of the end of the first quarter of 2009 was 4.8x compared to 4.9x at March 31, 2008. Cash balances as of June 28, 2008 were $151.0 million, an increase of $9.1 million from the cash balance at March 31, 2008.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We are pleased with the first quarter results and our start to fiscal 2009. Core sales growth was 5% and demonstrates the success we’ve had in implementing our strategy to deliver profitable, sustainable core growth. Total orders outpaced sales in the first quarter resulting in a $41 million, or 8%, increase in our backlog from March 31, 2008 to $582 million. Our Power Transmission platform experienced solid demand as order rates grew 15% from the prior year first quarter while delivering core sales growth of 7%. Our Water Management segment sales increased 12% driven by solid demand in the infrastructure and commercial end-markets we serve as well as increased throughput in our recently acquired GA Industries business as a result of beginning to implement RBS.”

Hitt added, “Our continued focus on RBS drove productivity gains in the quarter and we were able to expand our gross profit margins by 90 basis points despite the impact of rising material costs. We believe we are well positioned to continue to expand margins in our businesses as we drive productivity and cost reduction as well as offset the impact of rising material costs over the balance of the year through selective price increases.”

Hitt concluded, “In Power Transmission, we believe we are well positioned to grow organically as we continue to penetrate the key end-markets of mining, energy, aerospace, and cement – with a substantial portion of this growth expected to come internationally. In Water Management, we continue to see growth opportunities, despite tough market conditions, by delivering innovative new products to the marketplace focused on water conservation and green building applications that provide customers real economic savings. We believe RBS can continue to produce productivity gains and we intend to actively manage the impacts of material cost inflation. We believe these opportunities and actions should allow us to drive organic growth, expand our margins and generate cash flow to reduce our leverage.”

First Quarter – 5.1% core sales growth (adjusted to include prior year GA Industries pro-forma results and exclude results of the divested Rexnord SAS business); Adjusted EBITDA increases $8.7 million, or 10% to $95.7 million, or19.3% of sales

Sales in the first quarter of fiscal 2009 were $496.1 million, an increase of $47.9 million, or 10.7%, from the prior year first quarter. Power Transmission sales in the first quarter of fiscal 2009 were $340.6 million, an increase of $30.8 million, or 9.9%, from the prior year first quarter, which included $5.0 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales growth of 7.2% was driven by strength in our Power Transmission products end markets of mining, energy, aerospace and cement. Water Management sales in the first quarter of fiscal 2009 increased $17.1 million to $155.5 million, or 12.4%, from the prior year first quarter, primarily due to the January 31, 2008 acquisition of GA Industries. Water Management core sales growth of 1.0% was driven by growth in the infrastructure and commercial construction end-markets we serve as well as achieving increased throughput in our recently acquired GA Industries business as a result of implementing RBS. This growth was substantially offset by the decline in sales to the residential construction market.

Adjusted EBITDA in the first quarter increased 10% to $95.7 million, or 19.3% of sales, compared to $87.0 million, or 19.4% of sales, in the first quarter of fiscal 2009, which included $2.5 million of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in the first quarter increased 13.7% to $67.3 million, or 19.8% of sales, compared to $59.2 million, or 19.1%, in the prior year first quarter, which included the $2.5 million of out-of-period business interruption insurance proceeds noted above. Water Management Adjusted EBITDA in the first quarter increased 7.2% to $32.8 million, or 21.1% of sales, from the prior year first quarter Adjusted EBITDA of $30.6 million, or 22.1% of sales.

Gross profit margin in the first quarter of fiscal 2009 expanded 90 basis points to 32.6% of net sales. Inventory purchase accounting adjustments and LIFO expense unfavorably impacted first quarter gross profit margins by approximately 70 basis points whereas the prior year quarter’s gross profit margin of 31.7% was unfavorably impacted by net inventory purchase accounting adjustments and LIFO income of approximately 100 basis points.

SG&A expense as a percentage of sales in the first quarter of fiscal 2009 was consistent with the prior year first quarter at 17.4%.

Leverage ratio declines to 5.2x at June 28, 2008; Net debt leverage ratio declines to 4.8x at June 28, 2008

At the end of the first quarter, the Company had total debt of $2,024.1 million, a reduction of $0.4 million from March 31, 2008. The Company also had cash of $151.0 million at June 28, 2008, an increase of $9.1 million from March 31, 2008. The Company’s leverage ratio as of June 28, 2008 was 5.2x, compared to 5.3x at March 31, 2008 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Net debt leverage ratio as of the end of the first quarter was 4.8x compared to 4.9x at March 31, 2008.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit Agreement. Adjusted EBITDA is defined in the credit agreement as net income, as adjusted for the items summarized in the table that follows. Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio, which is defined in our credit agreement as the ratio of net senior secured indebtedness to Adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. Adjusted EBITDA represents our actual historical covenant compliance calculations as if our current covenants had been in effect during all time periods. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under generally accepted accounting principles. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on July 18, 2008.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified, global industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 7,400 employees worldwide. Rexnord’s Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on August 13, 2008 at 10:00 a.m. Eastern Time to discuss its first quarter 2009 results and provide a general business update. Rexnord CEO Robert Hitt and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (888) 801-6506

International toll #: (913) 312-1462

Access Code: 4838450

If you are unable to participate during the live teleconference, a replay of the conference call will be available until 1:00 p.m. Eastern Time, August 21, 2008. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 4838450.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	First Quarter Ended
	June 28, 2008	June 30, 2007
Net sales	$496.1	$448.2
Cost of sales	334.2	306.2

Gross profit	161.9	142.0
Selling, general and administrative expenses	86.1	78.1
Gain on Canal Street facility accident, net	—	(8.1)
Amortization of intangible assets	12.5	12.9

Income from operations	63.3	59.1
Non-operating expense:
Interest expense, net	(44.5)	(49.0)
Other expense, net	(2.2)	(2.9)

Income before income taxes	16.6	7.2
Provision for income taxes	7.5	4.8

Net income	$9.1	$2.4

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(Unaudited)

	June 28, 2008	March 31, 2008
Assets
Current assets:
Cash	$151.0	$141.9
Receivables, net	304.5	288.5
Inventories, net	374.0	370.3
Other current assets	31.4	35.0

Total current assets	860.9	835.7

Property, plant and equipment, net	439.5	443.3
Intangible assets, net	871.6	883.9
Goodwill	1,331.1	1,331.7
Insurance for asbestos claims	134.0	134.0
Pension assets	108.8	101.8
Other assets	72.3	74.8

Total assets	$3,818.2	$3,805.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.9	$2.9
Trade payables	162.8	178.6
Income taxes payable	4.6	4.8
Deferred income taxes	11.2	11.7
Compensation and benefits	55.4	71.3
Current portion of pension obligations	3.1	3.0
Current portion of postretirement benefit obligations	3.5	3.6
Interest payable	58.4	27.4
Other current liabilities	93.6	95.8

Total current liabilities	395.5	399.1

Long-term debt	2,021.2	2,021.6
Pension obligations	67.8	69.0
Postretirement benefit obligations	50.1	49.5
Deferred income taxes	324.3	318.2
Reserve for asbestos claims	134.0	134.0
Other liabilities	64.1	69.2

Total liabilities	3,057.0	3,060.6
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	702.5	700.7
Retained earnings	54.2	43.8
Accumulated other comprehensive income	4.4	—

Total stockholders’ equity	761.2	744.6

Total liabilities and stockholders’ equity	$3,818.2	$3,805.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	First Quarter Ended
	June 28, 2008	June 30, 2007
Operating activities
Net income	$9.1	$2.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14.6	14.1
Amortization of intangible assets	12.5	12.9
Accretion of bond premium	(0.3)	(0.2)
Amortization of deferred financing costs	2.6	2.5
Loss on dispositions of property, plant and equipment	0.3	0.1
Equity in earnings of unconsolidated affiliates	0.2	(0.2)
Other non-cash charges	0.7	1.5
Stock-based compensation expense	1.8	1.8
Changes in operating assets and liabilities:
Receivables	(22.9)	(12.4)
Inventories	(3.3)	9.1
Other assets	(2.2)	(6.0)
Accounts payable	(16.0)	(23.9)
Accruals and other	21.8	31.8

Cash provided by operating activities	18.9	33.5

Investing activities
Expenditures for property, plant and equipment	(11.0)	(8.3)
Proceeds from surrender of life insurance policies	0.9	—

Cash used for investing activities	(10.1)	(8.3)

Financing activities
Repayments of long-term debt	(0.1)	(20.1)
Payment of financing fees	—	(0.3)

Cash used for financing activities	(0.1)	(20.4)
Effect of exchange rate changes on cash	0.4	(0.1)

Increase in cash	9.1	4.7
Cash at beginning of period	141.9	56.1

Cash at end of period	$151.0	$60.8

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

(in millions)

(Unaudited)

	Quarter Ended June 28, 2008	Quarter Ended June 30, 2007
Net income	$9.1	$2.4
Interest expense, net	44.5	49.0
Provision for income taxes	7.5	4.8
Depreciation and amortization	27.1	27.0

EBITDA	88.2	83.2

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	—	(8.1)
Business Interruption insurance recoveries	—	2.5
Stock option expense, net	1.8	1.8
Impact of inventory fair value adjustment	1.6	19.0
LIFO expense (income)	1.9	(14.3)
Other expense, net	2.2	2.9

Subtotal of adjustments to EBITDA	7.5	3.8

Adjusted EBITDA	$95.7	$87.0

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the quarter ended June 28, 2008, consists of management fee expense of $0.8 million, loss on disposition of property, plant and equipment of $0.3 million, foreign currency transaction losses of $1.1 million, loss in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.2 million. For the quarter ended June 30, 2007, the gain on the Canal Street accident consists of $10.0 million of insurance proceeds ($2.5 million of business interruption proceeds and $7.5 million of property and casualty proceeds) offset by $1.9 million of incremental expenses and impairments, net. Other expense, net for the quarter ended June 30, 2007, consists of management fee expense of $0.8 million, losses on the sale of fixed assets of $0.1 million, foreign currency transaction losses of $2.5 million, earnings in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.3 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	First Quarter Ended
	June 28, 2008	June 30, 2007
Net sales
Power Transmission	$340.6	$309.8
Water Management	155.5	138.4
Corporate	—	—

Total	$496.1	$448.2

Adjusted EBITDA
Power Transmission	$67.3	$59.2
Water Management	32.8	30.6
Corporate	(4.4)	(2.8)

Total	$95.7	$87.0

Adjusted EBITDA %
Power Transmission	19.8%	19.1%
Water Management	21.1%	22.1%
Total (including Corporate)	19.3%	19.4%